EXHIBIT 99.1

EXCO RESOURCES ANNOUNCES COMPLETION OF EXCHANGE OFFER OF
$450,000,000 OF 7¼% SENIOR NOTES DUE 2011

DALLAS, TEXAS, June 1, 2004…EXCO Resources, Inc. (the Company) today reported that it has concluded an exchange offer of $450,000,000 of the Company’s 7¼% Senior Notes Due 2011, which were privately placed in January and April 2004, for $450,000,000 of the Company’s 7¼% Senior Notes due 2011 that have been registered under the Securities Act of 1933. The exchange offer expired as scheduled at 5:00 p.m., Eastern time, on Friday, May 28, 2004, and the Company accepted all notes validly tendered in the exchange offer today, June 1, 2004. The form and terms of the new exchange notes are identical to the form and terms of the privately placed notes other than the transfer restrictions that have been removed. This announcement does not constitute an offer to sell or the solicitation of an offer to buy the notes.

EXCO Resources, Inc. is a privately-held independent oil and natural gas company headquartered in Dallas, Texas with principal operations in Texas, Louisiana, Colorado, Ohio, Pennsylvania, West Virginia and Alberta, Canada.

Additional information about EXCO Resources, Inc. may be obtained by contacting the Company’s President, Ted Eubank, at the Company’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084.

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This release may contain forward-looking statements relating to future financial results or business expectations.  Business plans may change as circumstances warrant.  Actual results may differ materially from those predicted as a result of factors over which the Company has no control.  Such factors include, but are not limited to:  acquisitions, recruiting and new business solicitation efforts, commodity price changes, the extent to which the Company is successful in integrating recently acquired businesses, regulatory changes and general economic conditions.  These risk factors and additional information are included in the Company’s reports on file with the Securities and Exchange Commission.